Exhibit 99.01

DataMEG Corp. Signs Letter of Intent to Acquire Raleigh-Based, North Electric Company

WEDNESDAY, OCTOBER 10, 2001 9:39 AM
 - PRNewswire

CHARLOTTE, N.C., Oct 10, 2001 /PRNewswire via COMTEX/ -- DataMEG Corp.
(DTMG) announced today they have signed a Letter of Intent, subject to completion of a Definitive Agreement, to acquire North Electric
Company Inc., based in Raleigh, N.C.

DataMEG will purchase 100% of the assets and stock of North Electric Company. The terms of the agreement were not disclosed. North Electric Company will become a wholly-owned subsidiary of DataMEG Corp. upon the signing and execution of a definitive agreement. This agreement is expected to be executed within 30 days.

DataMEG also acquires all unencumbered ownership inhas over 120 years of experience in all aspects of business and product development in telecommunications markets.

North Electric Company has also planned the initiation of telecommunications consulting and software services providing value-added services relating to their developed products and customer base. These services include product performance upgrades and the implementation of "follow-on" products.

With the acquisition, DataMEG anticipates they will see a significant increase in net revenue over the next twelve to fourteen months. The technologies and products being developed lend themselves to licensing agreements OEM arrangements and/or purchase agreements with major companies within the telecommunications industry. North Electric Company has been pursuing these opportunities and will continue to do so.

DataMEG will be inserting an exhibit on their website at www.Datameg.com. The exhibit will include a White Paper that provides further details and information regarding the products and services offered by North Electric Company. North Electric Company will establish the same information package for their website at www.NorthElectricCompany.com.

Andrew Benson, President of DataMEG, stated, "We are delighted to have the opportunity to expand our business model with the acquisition of North Electric Company. This transaction will provide the Company with revenues and earnings that allow us to achieve status as a major player in the next- generation telecommunications network."

Rex Hester, Chairman and Chief Executive Officer, North Electric Company, Inc., stated, "We are also very excited about our pending acquisition by DataMEG. We believe our products and expertise will complement DataMEG and expect very positive results for both Companies and the shareholders from this transaction. Our focus to create value-generating soluference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could" and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks, including the outcome of pending adverse claims to the Company and its subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      Investor Relations Contact:            PR Contact: Margie Adelman
      Yes International                      Adelman Global Communications
      Richard Kaiser                         (561) 620-7440
      (757)306-6090                          margie10@hotmail.com

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SOURCE DataMEG Corp.

CONTACT:

Investors, Richard Kaiser of Yes International,
+1-757-306-6090, or Media, Margie Adelman of Adelman Global Communications, +1-561-620-7440, or margie10@hotmail.com, both for DataMEG Corp.

URL:               http://www.Datameg.com
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